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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Conner Peripherals, Inc. -- Arcada Holdings, Inc. Stock Option Plan and the Arcada Holdings, Inc. 1994 Stock Option Plan of our reports dated July 11, 1995 (except for the last paragraph of the patent litigation note, as to which the date is July 31, 1995) with respect to the consolidated financial statements of Seagate Technology, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

San Jose, California
February 15, 1996






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